Exhibit 10.41

December 15, 2011

Matthew E. Avril

c/o Starwood Hotels & Resorts Worldwide, Inc.

One StarPoint

Stamford, CT 06902

Re:	Assignment of Employment to US Branch of Starwood International Licensing Company, S.a.r.L., a Luxembourg company

Dear Matt:

As we have previously discussed, your employment with Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”) will be assigned to, and assumed by, the US Branch of Starwood International Licensing Company, S.a.r.l., a Luxembourg company (“LuxCo”), effective as of January 1, 2012 (the “Effective Date”), and you will become an employee of LuxCo as of such date.

In connection with such assignment, we wish to confirm the following:

1.	The offer letter dated August 22, 2008 between you and Starwood, as amended, effective December 20, 2008 (the “Offer Letter”) shall be assigned to, and assumed by, LuxCo as of the Effective Date, however, this assignment and assumption shall have no effect on your current terms and conditions of employment, including, without limitation, compensation, title, duties, work location, your eligibility for severance as outlined in the Offer Letter, your participation in Starwood’s benefits plans and programs, Annual Incentive Plan or Long Term Incentive Plan, or your status as an at-will employee.

2.	The Mutual Agreement to Arbitrate executed by you and Starwood on or about August 22, 2008 (the “Mutual Agreement”), and the Non-Solicitation, Confidentiality and Intellectual Property Agreement executed by you and Starwood on or about August 22, 2008 (the “Non-Solicitation Agreement”) shall be assigned to, and assumed by, LuxCo as of the Effective Date and shall remain in full force and effect, provided, however, that as of the Effective Date, the defined terms “Starwood” and the “Company”, as used throughout the Mutual Agreement and Non-Solicitation Agreement, respectively, shall mean both Starwood Hotels & Resorts Worldwide, Inc. and the U.S. Branch of Starwood International Licensing Company, S.a.r.l.

3.	The Severance Agreement executed by you and Starwood dated December 20, 2008 (the “Severance Agreement” and collectively with the Offer Letter, Mutual Agreement and Non-Solicitation Agreement, the “Assigned Employment Agreements”) shall be assigned to and assumed by LuxCo as of the Effective Date and shall remain in full force and effect, provided, however, that as of the Effective Date, the defined terms “Starwood” and the “Company”, as used throughout the Severance Agreement, shall mean both Starwood Hotels & Resorts Worldwide, Inc. and the US Branch of Starwood International Licensing Company, S.a.r.l., except that any

Matthew E. Avril

December 15, 2011

Assignment of Employment to US Branch of Starwood International Licensing Company, S.a.r.l.,

references to the Company as your employer shall mean only the US Branch of Starwood International Licensing Company, S.a.r.l. and any references in paragraph 18 to the “Company” shall mean only Starwood Hotels & Resorts Worldwide, Inc.

4.	The Indemnification Agreement executed by you and Starwood on or about November 23, 2009 (as amended from time to time, the “Indemnification Agreement”) shall be applicable to your employment by LuxCo and shall remain in full force and effect and, as of the Effective Date, Starwood agrees and covenants that to the extent the Indemnification Agreement provides benefits to a director or officer but not an employee that Starwood shall provide such benefits as if the word “employee” had been included in any such applicable provision to the extent allowed by applicable law. Further, as of the Effective Date, Starwood shall also indemnify and reimburse you for any and all incremental costs and expenses incurred by you in connection with the assignment of your employment to LuxCo, including, without limitation, all costs incurred for the preparation of any tax returns other than US Federal and State Income tax returns, and taxes payable outside the United States, any and all incremental payroll taxes, and any other costs whatsoever incurred as a result of you being employed by LuxCo instead of Starwood. Starwood shall also gross up for any taxes payable by you as a result of any payments required to be made under the Indemnification Agreement.

5.	The assignment of your employment to LuxCo shall not be deemed a termination of your employment from Starwood for purposes of any severance or other payments or consideration, nor shall it be deemed a material change in the terms and conditions of your employment.

6.	Starwood hereby unconditionally, absolutely and irrevocably guarantees to you the performance of any and all obligations of LuxCo owing to you in respect of the Assigned Employment Agreements, whether now existing or hereafter arising, direct or indirect, absolute or contingent, joint or several, and however acquired by you, when due, in accordance with the terms of the Assigned Employment Agreements.

Please sign below indicating your acknowledgment and acceptance of these terms.

Very truly yours,

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

By:	/s/ Jeffrey M. Cava
Name: JEFFREY M. CAVA
Title: EVP, CHIEF HUMAN RESOURCES OFFICER

Accepted and Agreed on this 26th day of December, 2011:

/s/ Matthew E. Avril
Matthew E. Avril